EXHIBIT 10.8

IBC RABBI TRUST AGREEMENT

This TRUST AGREEMENT is entered into by and between INTERSTATE BAKERIES CORPORATION (“the Company”) and UMB Bank, n.a. (“the Trustee”) effective as of the 2nd day of June, 2002.

WHEREAS, the Company has adopted certain non-qualified deferred compensation plans as listed in Appendix A (the “Plans”);

WHEREAS, the Company has incurred or expects to incur liability under the terms of such Plans with respect to the individuals participating in such Plans (the “Participants”) and their beneficiaries;

WHEREAS, the Company wishes to establish a trust (the “Trust”) and to contribute to the Trust assets that shall be held therein, subject to the claims of the Company’s creditors in the event of the Company’s Insolvency, as herein defined, until paid to Participants and their beneficiaries in such manner and at such times as specified in the Plans;

WHEREAS, it is the intention of the parties that this Trust shall constitute an unfunded arrangement and shall not affect the status of the Plans as unfunded plans maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for purposes of Title I of the Employee Retirement Income Security Act of 1974 (“ERISA”); and

WHEREAS, it is the intention of the Company to make contributions to the Trust to provide itself with a source of funds to assist it in meeting its liabilities under the Plans.

NOW, THEREFORE, the parties do hereby establish the Trust and agree that the Trust shall be comprised, held and disposed of as follows:

Section 1.	Establishment of the Trust

(a)	The Company hereby deposits with the Trustee in trust $1,105,139 which, together with subsequent contributions in cash or in securities and earnings thereon, shall constitute the corpus of the Trust to be held, administered and disposed of by the Trustee as provided in this Trust Agreement.

(b)	Company contributions or deposits to the trust may be made in the form of cash or other property including the common stock, par value $0.01 per share, of the Company (“Company Stock”)

(c)	The Trust hereby established is revocable by the Company. It shall become irrevocable automatically upon the occurrence of a Change of Control of the Company. Prior to a Change of Control, the Company may revoke this Trust by written notice to the Trustee, whereupon the Trust shall be immediately terminated and all assets distributed to the Company and applicable Subsidiaries.

(d)	The Trust is intended to be a grantor trust, of which the Company and any applicable Subsidiaries are the grantors, within the meaning of subpart E, part I, subchapter J, chapter 1, subtitle A of the Internal Revenue Code of 1986, as amended (the “Code”), and shall be construed accordingly.

(e)	The principal of the Trust, and any earnings thereon shall be held separate and apart from other funds of the Company and the Subsidiaries and shall be used exclusively for the uses and purposes of Participants, the payment of the expenses, costs or Company taxes relating to the administration of the Trust or the payment of benefits therefrom, and general creditors as herein set forth. Amounts contributed to the Trust by the Company and any Subsidiary shall at all times be held and maintained as separate trusts hereunder and accounted for by the Trustee separately. Participants and their beneficiaries shall have no preferred claim on, or any beneficial ownership interest in, any assets of the Trust. Any rights created under the Plans and this Trust Agreement shall be unsecured contractual rights of Participants and their beneficiaries against the Company. Any assets held by the Trust will be subject to the claims of the general creditors of the Company or any participating Subsidiary, as the case may be, under Federal and state law in the event the Company or a Subsidiary is Insolvent, as defined in Section 3(a) herein.

(f)	The Company and its Subsidiaries, in their sole discretion, may at any time, or from time to time, make additional deposits of cash or other property acceptable to the Trustee in the Trust to augment the principal to be held, administered and disposed of by the Trustee as provided in this Trust Agreement. Prior to a Change of Control, the Trustee shall not have any right to compel additional deposits.

(g)	Upon a Change of Control, as defined herein, the Company and any participating Subsidiary shall, as soon as practicable, but in no event later than the effective date of the Change of Control, make an irrevocable contribution to the Trust in an amount that is sufficient to fund the Trust in an amount equal to not less than 100% of the liabilities of the Plans. Such liabilities shall be determined pursuant to an actuarial funding method which is actuarially sound and which uses the average of the 30-year Treasury bond yield rate for the month preceding the month in which such Change of Control occurred, and the applicable mortality table as set forth in Code Section 417(e).

(h)	Within 30 days following the end of each Plan year ending after the Trust has become irrevocable pursuant to Section 1(c) hereof, the Compensation Committee of the Company’s Board of Directors (or its successor) shall cause the Company and any participating Subsidiary to irrevocably deposit cash or other property with the Trustee in an amount, when added to the assets then held in the Trust, to satisfy all liabilities of the Plans, as of the close of such Plan years.

Section 2.	Payments to Participants and Their Beneficiaries

(a)	Prior to a Change of Control, distributions from the Trust shall be made by the Trustee to Participants and beneficiaries at the direction of the Company. The entitlement of a Participant or his or her beneficiaries to benefits under the Plans shall be determined by the Company or such party or professional administrator as it shall designate under the Plans as the Company’s agent, and any claim for such benefits shall be considered and reviewed under the procedures set out in the Plans.

(b)	The Company and any participating Subsidiary may make payment of benefits directly to Participants or their beneficiaries as they become due under the terms of the Plans. The Company shall notify the Trustee of its decision to make payment of benefits directly prior to the time amounts are payable to Participants or their beneficiaries. In addition, if the corpus of the Trust including the principal, and any earnings thereon, is not sufficient to make payments of benefits in accordance with the terms of the Plans, the Company shall make the balance of each such payment as it falls due in accordance with the Plans. The Trustee shall notify the Company when the corpus is not sufficient. Nothing in this Agreement shall relieve the Company of its liabilities to pay benefits due under the Plans except to the extent such liabilities are actually satisfied by the Trust.

(c)	After a Change of Control, the Company shall deliver to the Trustee a schedule of liabilities under the Plans, together with a payment schedule so that the Trustee can resolve whether contributions are sufficient and whether assets will be sufficient to make payments when due. Thereafter, the Trustee shall pay such amount of benefits as shall be in accordance with such schedule. After a Change of Control, the Company shall continue to make the determination of benefits due to Participants or their beneficiaries and shall provide the Trustee with an updated schedule of benefits due.

(d)	The Trustee may at its discretion institute an action to collect a contribution due the Trust following a Change of Control or in the event that the Trust should ever experience a shortfall in the amount of assets necessary to pay all liabilities pursuant to the terms of the Plans.

Section 3.	Trustee Responsibility Regarding Payments To The Trust Beneficiary When The Company Is Insolvent

(a)	The Trustee shall cease payment of benefits to applicable Participants and their beneficiaries if the Company or an adopting Subsidiary is Insolvent. The Company or an adopting Subsidiary, respectively, shall be considered “Insolvent” for purposes of this Trust Agreement if (i) the Company or the adopting Subsidiary is unable to pay its debts as they become due, or (ii) the Company or the adopting Subsidiary is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.

(b)	At all times during the continuance of this Trust, the principal and income of the Trust allocable to the Company and its respective adopting Subsidiaries shall be subject to claims of general creditors of the Company and the adopting Subsidiary under Federal and state law as set forth below.

(1)	The Board of Directors and the Chief Executive Officer of the Company shall have the duty to inform the Trustee in writing that the Company or an adopting Subsidiary is Insolvent. If a person claiming to be a creditor of the Company or a Subsidiary alleges in writing to the Trustee that the Company or the Subsidiary has become Insolvent, the Trustee shall determine whether the Company or the Subsidiary is Insolvent and, pending such determination, the Trustee shall discontinue payment of benefits to Participants who perform or performed services for any affected entity, and their beneficiaries.

(2)	Unless the Trustee has actual knowledge that the Company or Subsidiary is Insolvent, or has received notice from the Company or a person claiming to be a creditor alleging that the Company or Subsidiary is Insolvent, the Trustee shall have no duty to inquire whether the Company or Subsidiary is Insolvent. The Trustee may in all events rely on such evidence concerning solvency as may be furnished to the Trustee and that provides the Trustee with a reasonable basis for making a determination concerning whether the entity is Insolvent.

(3)	If at any time the Trustee has determined that the Company or Subsidiary is Insolvent, the Trustee shall discontinue payments to Participants who perform or performed services for any affected entity, and their beneficiaries, and shall hold the assets of the Trust for the benefit of the affected entity’s or entities’ general creditors. Nothing in this Trust Agreement shall in any way diminish any rights of Participants or their beneficiaries to pursue their rights as general creditors of the Company with respect to benefits due under the Plans or otherwise.

(4)	If payments from the Trust have been suspended, then the Trustee shall resume the payment of benefits to Participants and their beneficiaries in accordance with Section 2 of this Trust Agreement only after the Trustee has determined that the Company or the Subsidiary is not Insolvent (or is no longer Insolvent).

(5)	Company Stock (or other assets) contributed by the Company to the Trust for the benefit of employees of a Subsidiary shall be subject to the claims of the creditors of the Company (in addition to the Subsidiary), and the Company Stock (or other assets) contributed by the Company to the Trust, which remain upon termination of the Trust, and after satisfying all of the Trust’s obligations, shall revert to the Company.

(6)	In the case of bankruptcy of the Company, the Trustee must discontinue payments to all Participants and their beneficiaries with respect to Company Stock (or other assets) contributed to the Trust by the Company for the benefit of employees of a Subsidiary.

(c)	Provided that there are sufficient assets, if the Trustee discontinues the payment of benefits from the Trust pursuant to Section 3(b) hereof and subsequently resumes such payments, the first payment following such discontinuance shall include the aggregate amount of all payments due to Participants and their beneficiaries under the terms of the Plans for the period of such discontinuance, less the aggregate amount of any payments made to Participants and their beneficiaries by the Company or any Subsidiary in lieu of the payments provided for hereunder during any such period of discontinuance.

(d)	The Insolvency of a Subsidiary shall not necessarily cause the Insolvency of the Company or any other Subsidiary for purposes of this Section 3.

Section 4.	Payments When a Shortfall of The Trust Assets Occurs

(a)	If there are not sufficient assets for the payment of benefits pursuant to Section 2 or Section 3(c) hereof and the Company or a Subsidiary does not otherwise make such payments within a reasonable time after demand from the Trustee, the Trustee shall make payment of benefits from the Trust to the Participants and their beneficiaries in the following order of priority:

(1)	retired Participants and their beneficiaries; and

(2)	any other vested Participants and their beneficiaries eligible for payment under the terms of the Plans.

(b)	Within each category set forth under Section 4(a), payments shall be made on a pro-rata basis.

(c)	Upon receipt of a contribution from the Company necessary to make up for a shortfall in the payments due, the Trustee shall resume payments to all the Participants and beneficiaries under the Plans. Following a Change of Control, the Trustee shall have the right to compel a contribution to the Trust from the Company or any Subsidiary to make-up for any shortfall, and if necessary, may at its discretion initiate litigation against the Company and/or the appropriate Subsidiary to seek to force such contributions to be made to the Trust.

Section 5.	Payments to the Company

Except as provided in Section 3 hereof, after the Trust has become irrevocable, the Company shall have no right or power to direct the Trustee to return to the Company or to divert to others any of the Trust assets before all payment of benefits have been made to Participants and their beneficiaries pursuant to the terms of the Plans.

Section 6.	Powers and Duties of the Trustee

(a)	The Trustee shall not be liable in discharging its duties hereunder, including without limitation its duty to invest and reinvest the Trust assets, if it acts for the exclusive benefit of the Participants and their beneficiaries, in good faith and as a prudent person would act in accomplishing a similar task and in accordance with the terms of this Trust Agreement and any applicable Federal or state laws, rules or regulations.

(b)	Subject to investment guidelines agreed to in writing from time to time by the Company and the Trustee prior to a Change of Control, which investment guidelines may include the right of the Company to make specific investment directions (provided however that in no event shall the Company retain the right to make investment directions following a Change of Control), the Trustee shall have the power in investing and reinvesting the Trust assets in its sole discretion:

(1)	To invest and reinvest in any readily marketable common and preferred stocks, bonds, notes, debentures, certificates of deposit or demand or time deposits (including any such deposits with the Trustee) and shares of investment companies and mutual funds, without being limited to the classes or property in which the Trustee is authorized to invest by any law or any rule of court of any state and without regard to the proportion any such property may bear to the entire amount of the Trust;

(2)	To commingle for investment purposes all or any portion of the Trust assets with assets of any other similar trust or trusts established by the Company with the Trustee for the purpose of safeguarding non-qualified deferred compensation or retirement income benefits of its employees and/or directors;

(3)	To retain any property at any time received by the Trustee;

(4)	To sell or exchange any property, including Company Stock, held by it at public or private sale, for cash or on credit, to grant and exercise options for the purchase or exchange thereof, to exercise all conversion or subscription rights pertaining to any such property and to enter into any covenant or agreement to purchase any property in the future. If the sales are to be public sales, the Company shall prepare and file an appropriate registration statement with respect to such shares under the Securities Act of 1933 (the “1933 Act”). In addition, in connection with any public or private sale, the company shall prepare and file all documents necessary to register such shares on all stock exchanges on which the Company Stock is registered for trading;

(5)	To participate in any plan of reorganization, consolidation, merger, combination, liquidation or other similar plan relating to property held by it and to consent to or oppose any such plan or any action thereunder or any contract, lease, mortgage, purchase, sale or other action by any person;

(6)	To deposit any property held by it with any protective, reorganization or similar committee, to delegate discretionary power thereto, and to pay part of the expenses and compensation thereof any assessments levied with respect to any such property to deposit;

(7)	To extend the time of payment of any obligation held by it;

(8)	To hold uninvested any moneys received by it, without liability for interest thereon, but only in anticipation of payments due for investments, reinvestments, expenses or disbursements;

(9)	To the extent to which it is not otherwise directed by the Company, to exercise all voting or other rights with respect to any property held by it and to grant proxies, discretionary or otherwise;

(10)	For the purposes of the Trust, to borrow money from others, to issue its promissory note or notes therefor, and to secure the repayment thereof by pledging any property held by it;

(11)	To employ suitable contractors and counsel, who may be counsel to the Company or to the Trustee, and to pay their reasonable expenses and compensation from the Trust to the extent not paid by the Company;

(12)	To register investments in its own name or in the name of a nominee; to hold any investment in bearer form; and to combine certificates representing securities with certificates of the same issue held by it in other fiduciary capacities or to deposit or to arrange for the deposit of such securities with any depository, even though, when so deposited, such securities may be held in the name of the nominee of such depository with other securities deposited therewith by other persons, or to deposit or to arrange for the deposit of any securities issued or guaranteed by the United States government, or any agency or instrumentality thereof, including securities evidenced by book entries rather than by certificates, with the United States Department of the Treasury or a Federal Reserve Bank, even though, when so deposited, such securities may not be held separate from securities deposited therein by other persons; provided, however, that no securities held in the Fund shall be deposited with the United States Department of the Treasury or a Federal Reserve Bank or other depository in the same account as any individual property of the Trustee, and provided, further, that the books and records of the Trustee shall at all times show that all such securities are part of the Trust Fund;

(13)	To settle, compromise or submit to arbitration any claims, debts or damages due or owing to or from the Trust, respectively, to commence or defend suits or legal proceedings to protect any interest of the Trust, and to represent the Trust in all suits or legal proceedings in any court or before any other body or tribunal; provided, however, that, except as provided in Section 2(d) hereof, the Trustee shall not be required to take any such action unless it shall have been indemnified by the Company to its reasonable satisfaction against liability or expenses it might incur therefrom;

(14)	To hold and retain policies of life insurance, annuity contracts, and other property of any kind which policies are contributed to the Trust by the Company or any Subsidiary or are purchased by the Trustee;

(15)	To hold any other class of assets which may be contributed by the Company and that is deemed reasonable by the Trustee, unless expressly prohibited herein;

(16)	To loan any securities at any time held by it to brokers or dealers upon such security as may be deemed advisable, and during the terms of any such loan to permit the loaned securities to be transferred into the name of and voted by the borrower or others; and

(17)	Generally, to do all acts, whether or not expressly authorized, that the Trustee may deem necessary or desirable for the protection of the Fund.

(c)	Following a Change of Control, the Trustee shall have the sole and absolute discretion in the management of the Trust assets and shall have all the powers set forth under Section 6(b). In investing the Trust assets, the Trustee shall consider:

(1)	the needs of the Plans;

(2)	the need for matching of the Trust assets with the liabilities of the Plans; and

(3)	the duty of the Trustee to act solely in the best interests of the Participants and their beneficiaries.

(d)	The Trustee shall have the right, in its sole discretion, to delegate its investment responsibility to an investment manager who may be an affiliate of the Trustee. In the event the Trustee shall exercise this right, the Trustee shall remain, at all times responsible for the acts of an investment manager. The Trustee shall have the right to purchase an insurance policy or an annuity to fund the benefits of the Plans.

(e)	The Company shall have the right at any time, and from time to time in its sole discretion, to substitute assets of equal fair market value for any asset held by the Trust.

Section 7.	Insurance Contracts

(a)	To the extent that the Trustee is directed by the Company prior to a Change of Control to invest part or all of the Trust Fund in insurance contracts, the type and amount thereof shall be specified by the Company. The Trustee shall be under no duty to make inquiry as to the propriety of the type or amount so specified.

(b)	Each insurance contract issued shall provide that the Trustee shall be the owner thereof with the power to exercise all rights, privileges, options and elections granted by or permitted under such contract or under the rules of the insurer. The exercise by the Trustee of any incidents of ownership under any contract shall, prior to a Change of Control, be subject to the direction of the Company. After a Change of Control, the Trustee shall have all such rights.

(c)	The Trustee shall have no power to name a beneficiary of the policy other than the Trust, to assign the policy (as distinct from conversion of the policy to a different form) other than to a successor Trustee, or to lend to any person the proceeds of any borrowing against an insurance policy held in the Trust; provided, however, that the Trustee may assign the policy to the Company pursuant to Section 14(c) herein.

(d)	No insurer shall be deemed to be a party to the Trust Agreement and an insurer’s obligations shall be measured and determined solely by the terms of contracts and other agreements executed by the insurer.

Section 8.	Disposition of Income

During the term of this Trust, all income received by the Trust, net of expenses and taxes shall be accumulated and reinvested within the Trust.

Section 9.	Accounting by the Trustee

The Trustee shall keep accurate and detailed records of all investments, receipts, disbursements, and all other transactions required to be made, including such specific records as shall be agreed upon in writing between the Company and the Trustee within 45 days following the close of each calendar year and within 45 days after the removal or resignation of the Trustee. The Trustee shall deliver to the Company a written account of its administration of the Trust during such year or during the period from the close of the last preceding year to the date of such removal or resignation setting forth all investments, receipts, disbursements and other transactions effected by it, including a description of all securities and investments purchased and sold with the cost or net proceeds of such purchases or sales (accrued interest paid or receivable being shown separately), and showing all cash, securities and other property held in the Trust at the end of such year or as of the date of such removal or resignation, as the case may be. The Company may approve such account by an instrument in writing delivered to the Trustee. In the absence of the Company’s filing with the Trustee objections to any such account within 90 days after its receipt, the Company shall be deemed to have so approved such account. In such case, or upon the written approval by the Company of any such account, the Trustee shall, to the extent permitted by law, be discharged from all liability to the Company for its acts or failures to act described by such account. The foregoing, however, shall not preclude the Trustee from having its accounting settled by a court of competent jurisdiction. The Trustee shall be entitled to hold and to commingle the assets of the Trust in one fund for investment purposes but at the direction of the Company prior to a Change of Control, the Trustee shall create one or more sub-accounts.

Section 10.	Responsibility of the Trustee

(a)	The Trustee shall act with the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims, provided, however, that the Trustee shall incur no liability to any person for any action taken pursuant to a direction, request or approval given by the Company which is contemplated by, and in conformity with, the terms of the Plans or this Trust and is given in writing by the Company. In the event of a dispute between the Company and a party, the Trustee may apply to a court of competent jurisdiction to resolve the dispute, subject, however to Section 2(d) hereof.

(b)	The Company hereby indemnifies the Trustee against losses, liabilities, claims, costs and expenses in connection with the administration of the Trust, unless resulting from the gross negligence or intentional misconduct of Trustee. To the extent the Company fails to make any payment on account of an indemnity provided in this paragraph 10(b), in a reasonably timely manner, the Trustee may obtain payment from the Trust. If the Trustee undertakes or defends any litigation arising in connection with this Trust or to protect a Participant’s or beneficiary’s rights under the Plans, the Company agrees to indemnify the Trustee against the Trustee’s costs, reasonable expenses and liabilities (including, without limitation, attorneys’ fees and expenses) relating thereto and to be primarily liable for such payments. If the Company does not pay such costs, expenses and liabilities in a reasonably timely manner, the Trustee may obtain payment from the Trust.

(c)	Prior to a Change of Control, the Trustee may consult with legal counsel (who may also be counsel for the Company generally) with respect to any of its duties or obligations hereunder. Following a Change of Control the Trustee shall select independent legal counsel and may consult with counsel or other persons with respect to its duties and with respect to the rights of Participants or their beneficiaries under the Plans.

(d)	The Trustee may hire agents, accountants, actuaries, investment advisors, financial consultants or other professionals to assist it in performing any of its duties or obligations hereunder and may rely on any determinations made by such agents and information provided to it by the Company.

(e)	The Trustee shall have, without exclusion, all powers conferred on the Trustee by applicable law, unless expressly provided otherwise herein.

(f)	Notwithstanding any powers granted to the Trustee pursuant to this Trust Agreement or to applicable law, the Trustee shall not have any power that could give this Trust the objective of carrying on a business and dividing the gains therefrom, within the meaning of Treas. Reg. § 301.7701-2 promulgated pursuant to the Code.

(g)	At the direction of the Company, the Trustee shall pay out of the corpus of the Trust for the employer-related taxes, such as FICA, owed or incurred by the Company as the result of the payment of any benefits out of the Trust. If such taxes are paid out of the Trust by the Trustee at the direction of the Company, then the Company shall immediately deliver to the Trustee reimbursement for such amounts paid.

(h)	The Company and the Trustee shall arrange for withholding and remittance of any required federal, state or local taxes.

Section 11.	Compensation and Expenses

(a)	The Trustee’s compensation shall be as agreed in writing from time to time by the Company and the Trustee. At the direction of the Company, the fees, costs and expenses associated with the administration of the Trust, including the fees of the Trustee and the reimbursement to the Trustee for any expenses of its agents, may be paid out of the corpus of the Trust. Unless paid out of the corpus of the Trust, the Company shall pay all administrative expenses and the Trustee’s fees and shall promptly reimburse the Trustee for any fees and expenses of its agents. If not so paid, the fees, costs and expenses shall be paid from the Trust. For purposes of this Section 11(a), costs shall include the reasonable costs of bringing litigation under Sections 2(d), 4(c), 12(c) and 12(d) hereunder.

(b)	At the direction of the Company, the fees, costs and expenses associated with the administration of the Plans may be paid out of the corpus of the Trust. Unless paid out of the corpus of the Trust, the Company shall pay all fees, costs and expenses associated with the administration of the Plans. If not so paid, such fees, costs and expenses shall be paid from the Trust.

Section 12.	Resignation and Removal of the Trustee

(a)	The Trustee may resign at any time by written notice to the Company, which shall be effective 90 days after receipt of such notice unless the Company and the Trustee agree otherwise; provided, however, that any such resignation shall be effective only after the appointment of a successor Trustee.

(b)	The Trustee may be removed by the Company on 90 days’ notice or upon shorter notice accepted by the Trustee prior to a Change of Control. Subsequent to a Change of Control, the Trustee may be removed by the Company only with the consent of a majority of the Participants.

(c)	If the Trustee resigns within two years after a Change of Control, the Company, or, if the Company fails to act within a reasonable period of time following such resignation, the Trustee, shall apply to a court of competent jurisdiction for the appointment of a successor Trustee or for instructions.

(d)	Upon resignation or removal of the Trustee and appointment of a successor Trustee, all assets shall subsequently be transferred to the successor Trustee. The transfer shall be completed within 90 days after receipt of notice of resignation, removal or transfer, unless the Company extends the time limit.

If the Trustee resigns or is removed, a successor shall be appointed by the Company, in accordance with Section 13 hereof, by the effective date of resignation or removal under paragraph (a) or (b) of this section. If no such appointment has been made, the Trustee may apply to a court of competent jurisdiction for appointment of a successor or for instructions. All expenses of the Trustee in connection with the proceeding shall be allowed as administrative expenses of the Trust.

Section 13.	Appointment of Successor

(a)	If the Trustee resigns or is removed in accordance with Section 12 hereof, the Company may appoint, subject to Section 12, any third party national banking association with a market capitalization exceeding $100,000,000 to replace the Trustee upon resignation or removal. The successor Trustee shall have all of the rights and powers of the former Trustee, including ownership rights in the Trust. The former Trustee shall execute any instrument necessary or reasonably requested by the Company or the successor Trustee to evidence the transfer.

(b)	The successor Trustee need not examine the records and acts of any prior Trustee and may retain or dispose of existing Trust assets, subject to Sections 8 and 9 hereof. The successor Trustee shall not be responsible for and the Company shall indemnify and defend the successor Trustee from any claim or liability resulting from any action or inaction of any prior Trustee or from any other past event, or any condition existing at the time it becomes successor Trustee.

Section 14.	Amendment or Termination

(a)	This Trust Agreement may be amended by a written instrument executed by the Trustee and the Company. No such amendment shall modify in any material way the duties or responsibilities of the Trustee without its consent. Notwithstanding the foregoing, no such amendment shall conflict with the terms of the Plans or shall make the Trust revocable after it has become irrevocable in accordance with Section 1 hereof.

This Trust Agreement may not be amended by the Company for two years following a Change of Control without the written consent of a majority of the Participants.

(b)	After the Trust has become irrevocable pursuant to Section 1(c) herein, the Trust shall not terminate until the date on which Participants and their beneficiaries have received all benefits due to them under the terms and conditions of the Plans.

(c)	Subject to Section 14(b), the Company may terminate this Trust prior to the time all benefit payments under the Plans have been made. All assets in the Trust at termination shall be returned to the Company.

Section 15.	Definitions

For purposes of this Trust, the following terms shall be defined as set forth below:

(a)	Change of Control shall mean a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not the Company is then subject to such reporting requirement; provided, however, that, without limiting the generality of the foregoing, a Change in Control shall be deemed to have occurred (irrespective of the applicability of the initial clause of this definition) if at any time (a) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act, but excluding (i) any employee benefit plan of the Company or any Subsidiary, and (ii) any entity organized, appointed or established by the Company pursuant to the terms of any such plan) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities without the prior approval of at least two-

thirds of the members of the Board of Directors of the Company (the “Board”) in office immediately prior to such person’s attaining such percentage interest; (b) the Company is a party to a merger, consolidation, share exchange, sale of assets or other reorganization, or a proxy contest, as a consequence of which members of the Board in office immediately prior to such transaction or event constitute less than a majority of the whole Board thereafter; or (c) during any period of two consecutive years, individuals who at the beginning of such period constituted members of the Board (including for this purpose any new member whose election or nomination for election by the Company’s stockholders was approved by at least two-thirds of the members of the whole Board then still in office who were members of the Board at the beginning of such period) cease for any reason to constitute a majority of the whole Board.

(b)	Subsidiary shall mean (i) in the case of a corporation, any corporation of which the Company directly or indirectly owns shares representing more than 50% of the combined voting power of the shares of all classes or series of capital stock of such corporation which have the right to vote generally on matters submitted to a vote of the stockholders of such corporation and (ii) in the case of a partnership or other business entity not organized as a corporation, any such business entity of which the Company directly or indirectly owns more than 50% of the voting, capital or profits interests (whether in the form of partnership interests, membership interests or otherwise).

Section 16.	Miscellaneous

(a)	Any provision of this Trust Agreement prohibited by law shall be ineffective to the extent of any such prohibition, without invalidating the remaining provisions hereof.

(b)	Each of the General Counsel and Chief Financial Officer of the Company shall have the specific authority to determine whether a Change of Control has transpired and each shall be required to give the Trustee notice of a Change of Control. The Trustee shall be entitled to rely upon such notice, but if the Trustee first receives notice of a Change of Control from another source, the Trustee shall make its own independent determination.

(c)	Benefits payable to Participants and their beneficiaries under this Trust Agreement may not be anticipated, assigned (either at law or in equity), alienated, pledged, encumbered or subjected to attachment, garnishment, levy, execution or other legal or equitable process.

(d)	Any action required by the Company under the terms of this Trust shall be made by the Compensation Committee of the Company’s Board of Directors, or any officer to whom the Compensation Committee has delegated its authority to act under the terms of this Trust.

This Trust Agreement shall be governed by and construed in accordance with the laws of Missouri.

IN WITNESS WHEREOF, this Trust Agreement has been executed on behalf of the parties effective as of the day and year first above written.

INTERSTATE BAKERIES CORPORATION

By:	/s/ PAUL E. YARICK

Paul E. Yarick

UMB BANK, N.A.

By:	/s/ JANAE L. SCHAEFFER

Janae L. Schaeffer

APPENDIX A

IBC Supplemental Executive Retirement Plan